Exhibit 99.1

ChineseInvestors.com, Inc. Appoints Skin Care Industry Veteran and Shanghai Beauty Influencer, Fannie Tang, as Marketing Director of its Wholly Owned Foreign Enterprise, CBD Biotechnology Co., Ltd.

SAN GABRIEL, CA (October 2, 2017) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announces that it has appointed Skin Care Industry veteran and Shanghai beauty influencer, Fannie (Chun Fang) Tang as Marketing Director of its wholly owned foreign enterprise, CBD Biotechnology Co., Ltd., effective immediately. Ms. Tang will report directly to CBD Biotechnology’s CEO, Summer Yun, and will be responsible for developing and implementing branding strategies for CBD Biotechnology’s CBD Magic Hemp Series skin care line in China. With over 20 years’ experience in the industry, Tang was highlighted in the book entitled Shanghai Beauty 26 as a leading influencer in Shanghai’s beauty culture. Ms. Tang served as the CEO of L. D. Waxson Group’s China Division until it was acquired in 2012 by India’s third largest software services provider, Wipro Limited, for $144 million. L.D. Waxson, a leading skin care company with manufacturing facilities in China and Malaysia, and a strong footprint in Singapore, Malaysia, China, Taiwan, Hong Kong and Thailand, reported revenues of approximately $68 million prior to its acquisition in 2012. Its portfolio of brands included the skin care lines Bioessence, Ginvera, and Ebene, a popular health care brand.

“With over twenty years of marketing and branding experience in the skin care and cosmetics industry, I believe CBD Biotechnology is extremely fortunate to be working with Ms. Tang,” says Yun. “Ms. Tang’s concept of “Beauty Derives from Nature and Creation” aligns with CBD Biotechnology’s vision to develop an innovative, natural skin care brand. Moreover, Ms. Tang has proven success in the industry in this region. Through her efforts, we are confident that CBD Biotechnology will position itself to become a leader in China’s skin care industry.”

In September 2017, CBD Biotechnology completed the filing process with the China Food & Drug Administration for its first three products in the CBD Magic Hemp Series line, namely the CBDBIO TECH Brightening and Refreshing Moisturizer, the CBDBIO TECH Perfecting Shield Primer, and the CBDBIO TECH Peptide Collagen Solution, which are expected to be formally launched this month. The CBD Magic Hemp Series skin care line will be marketed through multiple sales channels, including online sales, app sales, and third party distribution relationships with online celebrities and market influencers.

“China can be a complex business culture to navigate,” says ChineseInvestors.com, Inc.’s CEO Warren Wang. “As such, a company’s management and leadership team is critical to its success. Ms. Tang is a proven marketing leader and beauty influencer in China. With Ms. Tang’s expertise and a breakthrough hemp-infused skin care line, I believe we have the key elements for success in this market.”

“I am honored to serve as the Marketing Director of CBD Biotechnology,” says Tang. “Hemp extract, otherwise known as cannabidiol or CBD, is believed to be a powerful antioxidant and anti-inflammatory agent making it a perfect ingredient for skin care products. CBD Biotechnology will be among the first skin care companies in China to infuse its products with natural hemp extract making it a pioneer in this segment of the skin care industry. I believe CBD Biotechnology has a unique opportunity to take the lead in the Chinese market with its innovative skin care line.”

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About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online sales and direct sales of non-industrial hemp-based products and other health related products.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

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